Exhibit 23.2

Baker Tilly US, LLP
18500 Von Karman Avenue, 10th Flr.
Irvine, CA 92612
United States of America

T: +1 (949) 222-2999
F: +1 (949) 222-2289

bakertilly.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Amendment No. 3 to Registration Statement (No. 333-281771) on Form F-1 of our report dated November 14, 2022 relating to our audit of the consolidated financial statements of MEDIROM Healthcare Technologies Inc. as of and for the year ended December 31, 2021, appearing in the Prospectus, which is part of this Amendment No. 3 to Registration Statement. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

BAKER TILLY US, LLP

/s/ Baker Tilly US, LLP

Irvine, California

December 4, 2024